Issuer Free Writing Prospectus

(relating to Preliminary Prospectus Supplement dated

February 11, 2013 and Prospectus dated May 27, 2010)

Filed pursuant to Rule 433

Registration Number 333-167140

AIRGAS, INC.

FINAL TERM SHEET

February 11, 2013

1.650% Senior Notes due 2018

2.375% Senior Notes due 2020

Issuer:	Airgas, Inc.
Title:	1.650% Senior Notes due 2018	2.375% Senior Notes due 2020
Principal Amount:	$325,000,000	$275,000,000
Denominations:	$2,000 x $1,000	$2,000 x $1,000
Maturity Date:	February 15, 2018	February 15, 2020
Interest Payment Dates:	February 15 and August 15, beginning on August 15, 2013	February 15 and August 15, beginning on August 15, 2013
Coupon (Interest Rate):	1.650%	2.375%
Price to Public:	99.833%	99.891%
Benchmark Treasury:	0.875% due January 31, 2018	1.375% due January 31, 2020
Benchmark Treasury Price and Yield:	100-06 1/4 and 0.835%	100-07 and 1.342%
Spread to Benchmark Treasury:	T + 85 bps	T + 105 bps
Yield to Maturity:	1.685%	2.392%
Redemption Provisions:
Make-whole call	Callable at the greater of par or the make-whole (Treasury Rate plus 12.5 bps) at any time before 1 month prior to maturity	Callable at the greater of par or the make-whole (Treasury Rate plus 15 bps) at any time before 1 month prior to maturity
Par call	At any time on or after 1 month prior to maturity	At any time on or after 1 month prior to maturity
CUSIP / ISIN:	009363 AN2 / US009363AN21	009363 AP7 / US009363AP78
Legal Format:	SEC Registered
Ratings*:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services
Trade Date:	February 11, 2013
Settlement Date:	February 14, 2013 (T+3)

Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC
Lead Managers:	SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.
Senior Co-Managers:	Credit Agricole Securities (USA) Inc. SMBC Nikko Capital Markets Limited**
Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. RBS Securities Inc. HSBC Securities (USA) Inc. PNC Capital Markets LLC Santander Investment Securities Inc.

*	Note: An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.
**	SMBC Nikko Capital Markets Limited is not a U.S. registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that the offering is within the United States, as facilitated by an affiliated U.S. registered broker-dealer, SMBC Nikko Securities America, Inc. (“SMBC Nikko-SI”), as permitted under applicable law. To that end, SMBC Nikko Capital Markets Limited and SMBC Nikko-SI have entered into an agreement pursuant to which SMBC Nikko-SI provides certain advisory and/or other services with respect to this offering. In return for the provision of such services by SMBC Nikko-SI, SMBC Nikko Capital Markets Limited will pay to SMBC Nikko-SI a mutually agreed-fee.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated or Wells Fargo Securities, LLC can arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at the following collect number 1-866-471-2526, calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322 or dg.prospectus_requests@baml.com or calling or emailing Wells Fargo Securities, LLC toll-free at 1-800-326-5897 or cmClientsupport@wellsfargo.com.